Exhibit 99.1

Xometry and Siemens Partner to Embed AI-Native Supply Chain Intelligence into Siemens Xcelerator

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Xometry’s AI-native manufacturability, pricing, sourcing and execution intelligence will be embedded directly into Siemens Xcelerator, reaching Siemens’ global customer base of engineers at the moment design decisions are made.
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Siemens is backing the partnership with an approximately $50 million investment in Xometry, reflecting its conviction that AI-powered intelligence will be a defining source of differentiation in the next generation of industrial software.
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The partnership creates a continuous digital thread from design decision to delivered parts, combining Siemens' digital twin and industrial AI leadership with Xometry's global marketplace and Thomas’s supplier network.

North Bethesda, MD – May 7, 2026 – Xometry, Inc. (NASDAQ: XMTR), the global, AI-native marketplace connecting buyers and suppliers of custom manufacturing, announced a new strategic partnership with Siemens to embed its proprietary manufacturability, pricing, sourcing and execution intelligence directly within Siemens Xcelerator. Siemens is purchasing approximately $50 million of Xometry Class A common stock, underscoring its conviction that AI-powered intelligence will define the next generation of industrial software.

By natively integrating Xometry’s marketplace capabilities directly into the Siemens Xcelerator portfolio of industry software, the two companies are creating capabilities that neither company could deliver independently. It puts Xometry’s design, pricing, sourcing intelligence, and production insights in front of engineers at the moment design decisions are made. Orders can seamlessly be placed and tracked through to delivery. The result is a continuous digital thread from design decision to delivered part.

In addition to the integration with Siemens’ Designcenter™ software, the partnership includes the integration of Thomas – Xometry’s North American industrial sourcing network, with Siemens’ Supplyframe to bring deep design-to-source intelligence for both electronic and mechanical components to completely source the Bill of Materials (BOM) for Siemens’ customers.

“Xometry and Siemens share a common opportunity: integrate AI directly into the design digital thread, putting manufacturability, pricing, sourcing and execution intelligence in front of engineers at the instant design decisions are made,” said Randy Altschuler, co-founder and CEO, Xometry. “We have built and trained our platform on the real-world complexities of manufacturing, including millions of part files, actual manufacturer feedback and production outcomes at global scale. This partnership enables us to deliver this intelligence to engineers inside the design systems and workflows where manufacturing decisions are made. When that intelligence is embedded inside the world's leading industrial software, everyone wins.”

"Industrial competitiveness is defined by how fast and how confidently companies can turn digital ideas into physical reality,” said Tony Hemmelgarn, president and CEO, Siemens Digital Industries Software. “By infusing Siemens’ comprehensive digital twin expertise and industrial AI innovation with large-scale, AI-driven manufacturing intelligence, we’re breaking down the boundary between design and production for our customers. Our partnership with Xometry enables us to leverage AI to deliver the intelligence captured from millions of manufactured custom parts directly into the design process, empowering designers to work smarter, faster, and with greater impact.”

By combining Siemens’ enterprise-grade software and global go-to-market reach with Xometry's AI-native manufacturing intelligence and global marketplace scale, the partnership will accelerate Siemens and Xometry’s collective penetration of the massive, highly fragmented manufacturing market.

Learn more about Xometry at xometry.com.

About Xometry

Xometry’s (NASDAQ: XMTR) AI-native marketplace, popular Thomasnet® industrial sourcing platform and suite of cloud-based services are rapidly digitizing the manufacturing industry. Xometry provides manufacturers the critical resources they need to grow their businesses and streamlines the procurement process for buyers through real-time pricing and lead time data. Learn more at xometry.com or follow Xometry on LinkedIn.

Media Contact
Lauran Cacciatori
VP Communications
773-610-0806
lauran.cacciatori@xometry.com

Investor Contact
Shawn Milne
VP Investor Relations
240-335-8132
shawn.milne@xometry.com

Siemens Digital Industries Software PR Team
press.software.sisw@siemens.com

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